Exhibit 99.(i)

April 7, 2015

Matthew A. Chambers

Lord Abbett Series Fund, Inc.	+1 202 663 6591 (t)
90 Hudson Street	+1 202 663 6363 (f)
Jersey City, NJ 07302-3972	matthew.chambers@wilmerhale.com

Dear Sirs:

You have requested our opinion in connection with your filing of Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A (the “Amendment”) under the Securities Act of 1933, as amended (Amendment No. 49 under the Investment Company Act of 1940, as amended), of Lord Abbett Series Fund, Inc., a Maryland Corporation (the “Company”), and in connection therewith your registration of shares of beneficial interest, with a par value of $.001 each, of the following series and classes of the Company (collectively, the “Shares”): Growth and Income Portfolio (Variable Contract Class); and series of the Company designated Bond Debenture Portfolio, Calibrated Dividend Growth Portfolio, Classic Stock Portfolio, Developing Growth Portfolio, Fundamental Equity Portfolio, Growth Opportunities Portfolio, International Core Equity Portfolio, International Opportunities Portfolio, Mid Cap Stock Portfolio, Total Return Portfolio, Value Opportunities Portfolio and Short Duration Income Portfolio.

We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Company of the consideration therefore as set forth in the Amendment and that the number of shares issued does not exceed the number authorized, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code: Corporations and Associations. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner

Wilmer Cutler Pickering Hale and Dorr llp, 1875 Pennsylvania Avenue NW, Washington, DC 20006
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